Exhibit 99.1
FOR IMMEDIATE RELEASE

October 27, 2022

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Third Quarter 2022 Operating Results

DALLAS, TEXAS, October 27, 2022 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $94.7 million for the quarter ended September 30, 2022. In comparison, for the quarters ended June 30, 2022 and September 30, 2021, the Bank reported net income of $65.6 million and $41.3 million, respectively. For the nine months ended September 30, 2022, the Bank reported net income of $201.3 million, as compared to $117.2 million for the nine months ended September 30, 2021.

Total assets at September 30, 2022 were $89.6 billion, compared with $77.7 billion at June 30, 2022 and $63.5 billion at December 31, 2021. The $11.9 billion increase in total assets for the third quarter was primarily attributable to increases in the Bank's advances ($7.8 billion), short-term liquidity holdings ($3.4 billion), long-term investments ($0.3 billion) and mortgage loans held for portfolio ($0.2 billion). The $26.1 billion increase in total assets for the nine months ended September 30, 2022 was attributable primarily to increases in the Bank's advances ($19.6 billion), short-term liquidity holdings ($7.1 billion) and mortgage loans held for portfolio ($0.7 billion), partially offset by a decrease in the Bank's long-term investments ($1.6 billion).

Advances totaled $44.2 billion at September 30, 2022, compared with $36.4 billion at June 30, 2022 and $24.6 billion at December 31, 2021. The Bank's mortgage loans held for portfolio totaled $4.2 billion at September 30, 2022, as compared to $4.0 billion at June 30, 2022 and $3.5 billion at December 31, 2021.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $0.3 billion at September 30, 2022, compared to $0.4 billion and $0.6 billion at June 30, 2022 and December 31, 2021, respectively. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $14.0 billion at September 30, 2022, as compared to $13.6 billion at June 30, 2022 and $15.3 billion at December 31, 2021. At September 30, 2022, June 30, 2022 and December 31, 2021, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At September 30, 2022, June 30, 2022 and December 31, 2021, the Bank's short-term liquidity holdings totaled $26.3 billion, $22.9 billion and $19.2 billion, respectively.

The Bank's retained earnings increased to $1.741 billion at September 30, 2022 from $1.657 billion at June 30, 2022 and $1.558 billion at December 31, 2021. On September 27, 2022, a dividend of $10.6 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter ended September 30, 2022 (and, for comparative purposes, as of June 30, 2022 and December 31, 2021 and for the quarters ended June 30, 2022 and September 30, 2021 and the nine months ended September 30, 2021) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended September 30, 2022 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended September 30, 2022
(Unaudited, in thousands)

	September 30, 2022	June 30, 2022	December 31, 2021
Selected Statement of Condition Data:

Assets
Investments (1)	$40,729,299	$37,053,619	$34,653,202
Advances	44,238,384	36,375,762	24,637,464
Mortgage loans held for portfolio, net	4,240,222	3,985,872	3,491,265
Cash and other assets	342,927	299,471	706,445
Total assets	$89,550,832	$77,714,724	$63,488,376

Liabilities
Consolidated obligations
Discount notes	$29,590,696	$29,622,896	$11,003,026
Bonds	51,838,498	40,944,088	44,514,220
Total consolidated obligations	81,429,194	70,566,984	55,517,246
Mandatorily redeemable capital stock	12,895	13,698	6,657
Other liabilities	3,107,324	2,501,920	4,030,782
Total liabilities	84,549,413	73,082,602	59,554,685
Capital
Capital stock — putable	3,012,726	2,798,381	2,192,504
Retained earnings	1,741,128	1,657,025	1,558,417
Total accumulated other comprehensive income	247,565	176,716	182,770
Total capital	5,001,419	4,632,122	3,933,691
Total liabilities and capital	$89,550,832	$77,714,724	$63,488,376

Total regulatory capital (2)	$4,766,749	$4,469,104	$3,757,578

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Nine Months Ended	Nine Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Selected Statement of Income Data:
Net interest income (3) (4)	$136,097	$102,098	$67,257	$328,380	$198,474
Other income (loss)	(6,097)	(5,712)	4,600	(32,640)	8,680
Other expense	24,804	23,547	26,010	72,018	76,977
AHP assessment	10,525	7,288	4,586	22,382	13,020
Net income	$94,671	$65,551	$41,261	$201,340	$117,157

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of September 30, 2022, June 30, 2022 and December 31, 2021, total regulatory capital represented 5.32 percent, 5.75 percent and 5.92 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision (reversal) for mortgage loan losses.
(4)    The Bank records hedge ineffectiveness associated with fair value hedging relationships in net interest income in accordance with the provisions of ASU 2017-12, "Targeted Improvements to Accounting for Hedging Activities." During the quarters ended September 30, 2022, June 30, 2022 and September 30, 2021, fair value hedge ineffectiveness increased net interest income by $3.130 million, $1.409 million and $8.933 million, respectively. During the nine months ended September 30, 2022 and 2021, fair value hedge ineffectiveness increased net interest income by $16.942 million and $22.640 million, respectively.
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